EXHIBIT 99.1

Verde Secures Biochar-Asphalt IPs and Formalizes Puro.Earth Partnership for Engineered Carbon Removal

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Verde Resources Inc. -

07 Aug, 2023, 08:32 ET

ST. LOUIS, Aug. 7, 2023 /PRNewswire/ -- Verde Resources, Inc (OTCQB: VRDR) is thrilled to announce a groundbreaking partnership with Green Carbon Industries (GCI). securing exclusive access to its valuable intellectual property (IP) rights. This pivotal collaboration sets the stage for transformative infrastructure development through innovative biochar asphalt showcase projects in the United States, complementing GCl's proven success in showcase projects across the Asia Pacific (APAC), Middle East, and Africa regions. The initiative is fueled by a shared commitment to validate the concept's feasibility and scalability for carbon sequestration, revolutionizing global infrastructure development, and proactively addressing urgent environmental challenges.

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"Teaming up with Verde to propel our technologies towards a carbon net negative future is truly exhilarating. The unwavering trust we've cultivated with their team amplifies our confidence in the transformative potential of our combined expertise," said Andre van Zyl, the visionary founder and developer of GCl's biochar-based construction materials.

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Biochar asphalt, an innovative, eco-friendly, high performance, and cost-saving alternative to conventional high CO2 footprint asphalt production and installation, holds immense promise in addressing environmental concerns. Through the integration and extensive utilization of biochar- a carbon-rich material derived from organic waste, Verde aims to reduce carbon emissions and the carbon footprint of infrastructure projects. The American showcase projects will serve as compelling evidence of the technology's capability in carbon sequestration, efficiently mitigating greenhouse gas, enhancing durability and cost efficiencies, all while simultaneously addressing pressing environmental challenges.

"We are thrilled to unveil this exclusive partnership with GCI, fusing infrastructure resilience and environmental stewardship in a way that will reshape the future of the construction industry," said Jack Wong, President and CEO of Verde Resources Inc.

Additionally, Verde's efforts will unlock revenue opportunities by generating CO2 Removal Credits (CORCs), a crucial step that can incentivize broader adoption of climate technologies. These credits can be supplied to companies seeking to offset their carbon footprint to achieve net zero emissions or invest in leading edge innovation, simultaneously creating an additional revenue stream for Verde.

Puro.earth, the world's leading crediting platform for durable carbon removal, registered Verde as a carbon removal supplier as part of Puro.earth's Accelerate program earlier this year. The partnership was solidified through a signed platform agreement in April 2023. It's worth highlighting that Puro.earth was acquired by Nasdaq in June 2021.

"We are delighted to collaborate with Verde in a purposeful partnership to bolster carbon removal, efforts that are critical to meeting the pressing challenge of reaching net zero emissions, per the IPCC. This collaboration reinforces our dedication to exploring cutting-edge technologies and practices, advancing our shared mission of mitigating climate change," said Joseph Kochanski, Puro.earth's Head of Operations for the Americas.

With a firm focus on innovation, Verde Resources Inc is dedicated to pioneering the development of practical and scalable solutions that will accelerate the global transition towards a neutral carbon future.

About Verde Resources Inc:

Verde Resources Inc is on a mission to become a global climate-tech leader by converting waste into renewable, sustainable, and cost-effective solutions, which would pave the way for a seamless #TransitionToZero. The company is fully committed to its decarbonization and regenerative initiatives to be in line with its mission of Going Green and Beyond.

For more information, visit www.verderesources.com

SOURCE Verde Resources Inc.

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